Exhibit 99.4

Trammell Crow Company

Summarized Operating Data by Segment

(in thousands)

	For the Three Months Ended March 31,
	2003	2002
	(UNAUDITED)
		(A)
Global Services:
Total revenues	$147,286	$157,959
Operating costs and expenses	143,939	159,652
Income (loss) from continuing operations before income taxes, minority interest and income (loss) from investments in unconsolidated subsidiaries	3,347	(1,693)

Minority interest, before income taxes	(142)	643
Income (loss) from investments in unconsolidated subsidiaries, before income taxes	(1,169)	555
Income (loss) from continuing operations	2,036	(495)
Income from discontinued operations, before income taxes	253	—
Income (loss) before income taxes	2,289	(495)
Depreciation and amortization	3,748	4,276
Interest	726	563
EBITDA (B)	$6,763	$4,344

Development and Investment:
Total revenues	$13,500	$14,168
Operating costs and expenses	16,859	15,216
Loss from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	(3,359)	(1,048)

Minority interest, before income taxes	531	(1)
Income from investments in unconsolidated subsidiaries, before income taxes	1,261	1,871
Income (loss) from continuing operations	(1,567)	822
Income from discontinued operations, before income taxes	1,305	—
Income (loss) before income taxes	(262)	822
Depreciation and amortization	469	276
Interest	1,736	2,011
EBITDA (B)	$1,943	$3,109

Total:
Total revenues	$160,786	$172,127
Operating costs and expenses	160,798	174,868
Loss from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	(12)	(2,741)

Minority interest, before income taxes	389	642
Income from investments in unconsolidated subsidiaries, before income taxes	92	2,426
Income from continuing operations	469	327
Income from discontinued operations, before income taxes	1,558	—
Income before income taxes	2,027	327
Depreciation and amortization	4,217	4,552
Interest	2,462	2,574
EBITDA (B)	$8,706	$7,453

(A) In the fourth quarter of 2002, the Company applied the provisions of EITF 01-14, requiring that it include as revenue and expense (in equal amounts) client reimbursements for certain out-of-pocket general and administrative costs, including contract labor that has been included in salaries, wages and benefits. Previously, these reimbursements were treated as offsets to expenses rather than shown as revenues. Prior period amounts have been reclassified to provide consistent treatment. Certain other revenues and expenses have also been reclassified to conform to fourth quarter 2002 presentation.  None of these reclassifications had any impact on net income (loss). The reclassifications did reduce Global Services segment EBITDA for the three months ended March 31, 2002 by $692.

(B) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.